EXHIBIT 23.3






INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Family Bargain Corporation on Form S-1 of our report dated April 20, 1995 (May 1, 1995 as to paragraph 4 of Note 6) relating to the financial statements of Capin Mercantile Corporation (which expresses an unqualified opinion and includes an explanatory paragraph concerning the entity's ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Tucson, Arizona

August 6, 1996